Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

DRE - Q3 2008 Duke Realty Corporation Earnings Conference Call

Event Date/Time: Oct. 30. 2008 / 3:00PM ET

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CORPORATE PARTICIPANTS

Shona Bedwewll

Duke Realty Corp — Manager, IR

Denny Oklak

Duke Realty Corp — CEO

Bob Chapman

Duke Realty Corp — COO

Howard Feinsand

Duke Realty, Corp — EVP, General Counsel

CONFERENCE CALL PARTICIPANTS

Michael Bilerman

Citigroup — Analyst

Sloan Bohlen

Goldman Sachs — Analyst

Lou Taylor

Deutsche Bank — Analyst

Chris Haley

Wachovia — Analyst

Michael Knott

Green St. Advisors — Analyst

Jamie Feldman

UBS — Analyst

Mitch Germain

Banc of America — Analyst

Dave Abuchon

Baird — Analyst

PRESENTATION

Operator

Ladies and Gentlemen, thank you for standing by and welcome to the Duke Realty quarterly earnings conference call. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded.

I would now like to turn the conference over to our host, Ms. Shona Bedwell. Please go ahead.

Shona Bedwewll - Duke Realty Corp — Manager, IR

Thank you, Robert. Good afternoon everyone and thank you for joining our quarterly conference call. Joining me today is Denny Oklak, Chairman and Chief Executive Officer, Bob Chapman, Chief Operating Officer, Howard Feinsand, Executive Vice President and General Counsel, Mark Denien, Corporate Controller and Randy Henry Assistant Vice President of Investor Relations.

Before we make our prepared remarks let me remind you that statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Some of those risk factors include our continued qualification as a REIT, general business and economic conditions, competition, increases in real estate construction cost, interest rates, accessibility of the debt and equity capital markets and also other risks inherent in the real estate business and for more information about those risk factors we would refer you to our 10-K that we have on file with the SEC dated February 29, 2008. And now for our prepared statement I’ll turn it over to Denny Oklak.

Denny Oklak - Duke Realty Corp — CEO

Thank you, Shona. Good afternoon, everyone. The world has certainly changed since our last call on July 31st as we all know the rapidly shifting economy, the ups and downs on Wall Street, and the continued tightening of the credit markets have made this a challenging time for everyone including those of us in the commercial real estate business. Given the current economic climate, Bob Chapman and I would like to comment today not only on our third quarter results but also on the companies strong position in the uncertain times. First, an overview of the third quarter. Despite the environment, FFO was stable at $0.66 per share compared with $0.68 per share for the same quarter last year. As noted in our earnings release the variance is primarily due to lower FFO from property operations resulting from lower lease buyouts which we consider a positive sign in today’s environment. Core operating results from our properties were solid. Occupancy of our stabilized in service portfolio increased 70 basis points during the quarter to 93.8% from 93.1% at June 30th. Our overall occupancy including properties under development also increased by a total of 85 basis points and at 88.2% is the highest level since December 31st of 2006. Same property net operating income grew 4.5% during the quarter. Also during the quarter we renewed 74% of all leases expiring totaling 1.9 million square feet with an average net effect of rent increase of 4.0%. Although the credit markets continue to tighten we raised significant capital through dispositions of property.

During the third quarter we contributed four properties to our joint venture with CBRE Realty Trust. Along with the building contributed during the second quarter these properties have resulted in $165 million of new capital for the company. We also closed on a $100 million secured financing for the venture with a life insurance company. The financing is just over 50% loan to value and is interest only at 5.58% for five years. We also generated an additional $71 million in capital through dispositions of other office and industrial properties during the quarter. As we noted in our press release we have virtually shut down our new development starts in light of the current economic environment and issues we’re all facing in the credit markets. Our development starts for the third quarter totaled only $137 million. These starts included our previously announced 100% pre-leased build to suit office project for GE Aviation in Cincinnati, two healthcare projects with major customers, and two bulk industrial buildings both in joint ventures in which we own a 50% interest.

In looking into 2009, our construction backlog on projects we currently have under way or are expected to start in the fourth quarter including our BRAC project in Washington D.C. will be substantially equal to our construction volume in 2007 and 2008. This means that we will be capitalizing our construction and development related overhead in 2009 similar to amounts in 2007 and 2008. Having said that we’re focused on cost reduction as we head into an uncertain 2009 and 2010. Our overall staffing levels are down about 9% from the beginning of the year and slightly more than that for our construction and development groups. We will continue to staff to appropriate levels for our volume of business activity. Now, I’d like to review some details on our future capital needs and our ability to cover those needs.

I’m going to review some numbers here with you but I also wanted to let you know that we have posted a schedule reflecting these numbers in the Investor Relations section of our website for your reference. First, we have a total of $274 million of remaining development costs to be incurred on our wholly owned held for rental and build for sale pipelines, and $129 million of future costs on in service unstabilized properties. We have an additional $183 million of remaining development costs we incurred on our joint venture held for rental and build for sale pipelines. All future joint venture development costs will be funded with separate joint venture loans that are already in place. Second, our on balance sheet debt maturities for the remainder of 2008 and 2009 total only $285 million. Duke’s share of all joint venture maturities for the same period totaled $34 million. Substantially all of these joint venture maturities represent secured debt on bulk industrial properties which are currently leveraged at approximately 50% loan to value. The total of all of the funding requirements and maturities just mentioned is $722 million.

Our line of credit of $1.3 billion currently matures in January of 2010 but we have a one year extension available through January of 2011 at our option. The remaining availability on our line of credit at September 30th was $775 million. We also anticipate approximately $201 million of property and land sale disposition proceeds during the fourth quarter of this year. This means that we have availability of $976 million compared to $722 million of commitments in maturities through the end of 2009. Please keep in mind that this schedule is prepared without considering any other capital raising opportunities which we believe will be available including land and property dispositions, even possibly in lower amounts than in 2008, secured or unsecured long term debt financing, joint venture opportunities on existing land or properties that we currently own or for future development. I would also like to point out that our 2010 maturities are also low at $175 million on balance sheet and $150 million in joint ventures. This schedule reflects the fact that we are in solid financial shape for the next 18 to 24 months even if the capital and credit markets do not open up significantly. We will update this schedule for you in future quarters. Now I’d like to turn it over to Bob Chapman to provide a little more detail on third quarter activities.

Bob Chapman - Duke Realty Corp — COO

Thanks, Denny. As Denny mentioned, our overall occupancy improved during the quarter. We particularly saw good improvement in our bulk industrial portfolio which increased by 110 basis points in the stabilized portfolio and 113 basis points overall. This performance was lead by a solid renewal percentage of over 80% in the bulk product. We also filled some of our unstabilized product during the quarter and particular a 400 thousand square foot lease at our Park 840 building in Nashville. Geographically our industrial product is relatively solid overall and we only have two markets below 90% leased, St. Louis and Dallas. Vacancies in those markets primarily relate to recently completed projects that are still in the lease up phase. I would note that the bulk side of most markets are between 95 and 100% leased. Activity overall is slower on the industrial side but we’re getting deals done. On the office side, business is holding steady. Our in service office occupancy was down by just nine basis points and overall we were up by 39 basis points representing good activity on our under development office pipeline.

In general, suburban office activity is relatively slow but as we’ve been saying we continue to see very few tenants requesting lease terminations. Denny mentioned our new development starts are down. I would also point out that our development pipe line is reduced significantly. We currently have only 10 held for rental projects under development down from 21 last year and 40 projects one year ago. Excuse me 21 last quarter and 40 projects one year ago. The 1.8 million square feet represented by this portfolio means that our held for rental under development is at its lowest level since we went public in 1993. Denny also mentioned our solid same-store NOI performance of 4.5% for the quarter and 3.3% for the 12 months ended September 30th. This is driven by the effect of record leasing in the second and third quarter of last year and the newly development projects which are now part of the same property population.

Today our number one focus is the continued lease up of our unstabilized and under development portfolio with the goal of increasing overall occupancy to above 90%. Also this past quarter, Duke was selected to construct a 404,000 square foot build to suit office campus on a 10 year lease located near Cincinnati for GE Aviation. The initial phases of this development include two four story buildings into which GE Aviation will consolidate approximately 1400 personnel from three other facilities in the Cincinnati area. This site also has room for future expansion. We also announced the acquisition of two fully leased industrial properties in Savannah, Georgia, totaling 658,000 square feet. As you know the Port of Savannah is the fourth largest sea port in the country and one of the few big ports in the US with positive import growth year-over-year. And finally at the end of September we announced that our Mark Center development in Alexandria, Virginia, had been selected for the relocation of 6400 Department of Defense employees as a part of the base realignment and closure act or BRAC.

I’d like to say how excited we are about this transaction and what a great project this is for Mark Center. As we noted in our press release this transaction will be structured as a land sale and a third party development contract with the Army. We’re working with the Army with the intent to execute the final documents in early November this year. The Army is indicated to us they’re still on track to close on the land acquisition in mid December this year. This land closing date is critical to meet the September 2011 occupancy date mandated under the BRAC legislation. I would also like to point out that under accounting rules, the gain we recognize on the land sale and development fees we earned will all be recognized ratably during the development contract term as provided in the final contract documents which as I noted are in process.

Denny and I would also like to personally thank the entire Duke team involved in this project as well as our outside team of Clark Design, (inaudible) Construction, HKS Architects, [Wisnewski] Blair & Associates for their outstanding efforts on providing an exceptional solution for the Department of Defense needs on this project. We also look forward to working with many Department of Defense personnel involved with this important project. So with that I’ll turn it back over to Denny.

Denny Oklak - Duke Realty Corp — CEO

Thanks, Bob. We have not yet filled our CFO opening and our search continues. We’ve interviewed a number of qualified candidates and have conducted more advanced discussions with a couple but we have not yet found the perfect fit. We now anticipate that we will not fill this position until early 2009. Let me continue to assure you that we have a solid team in place to address all of our financial issues in the interim. Now, a few words about the rest of the year. With respect to earnings, we expect FFO per share for the fourth quarter of 2008 to be between $0.62 and $0.72 per share which would result in FFO per share for the year of between $ 2.45 and $2.55.

Last quarter, we stated that we thought we would be near the low end of our range which at that time was $2.60. Since that time, we’ve been — there have been a couple of changes that have caused us to reduce that guidance a little further. First, as we continue to note, we’re not seeing any lease buyout opportunities. We have virtually no buyouts projected in our fourth quarter guidance. Second, we’re again reducing our outlook for build for sale gains because of the capital markets. Over just the past 30 days, we’ve seen 10 viable buyers for various properties withdraw their interest because of inability to procure financing. Because of this capital situation, we’ve also reduced our estimated land sale gains. And finally we’ve included estimate of fee and profit to be recognized this year on our BRAC closing which is being partially offset with lower fee estimates of one third party construction project.

We are not yet providing 2009 guidance because all of the markets are just too volatile. We’ll continue to refine our 2009 estimates during the next quarter with the intent of providing guidance on our January conference call. I’d like to close with five important points about Duke that indicate that we are well positioned for the times that lie ahead. First as I mentioned, we’ve made liquidity our top priority. As we showed to you we already have enough liquidity to meet our needs for the next 18 to 24 months.

Bob Chapman and others are working diligently to dispose of assets in both our build for sale and held for rental portfolio and to attract new sources of funds in the joint venture area. In addition, we are regularly monitoring the public and other capital markets and will take advantage of opportunities as they arise. Second, we have solid dividend coverage. As you know, our board of directors has declared a quarterly common stock dividend of $0.48.5 per share or $1.94 on an annualized basis. We expect that even with our reduced guidance, our FAD payout ratio will be below 100% in 2008.

Third, we have virtually halted new development commitment until economic conditions improve; however we have a strong backlog of new development in third party projects in the pipeline which will help us weather the downturn. Fourth, our existing tenant base remains extremely diversified and financially strong as our delinquencies are at near historic lows, and finally, our stabilized properties are 93.8% leased with less than 10% of our wholly owned leases expiring between the beginning of the fourth quarter of 2008 and the end of 2009 and with that, we’ll open it up for questions.

Shona Bedwewll - Duke Realty Corp — Manager, IR

Robert, we’re ready to take questions now.

QUESTION AND ANSWER

Operator

Thank you, Ladies and Gentlemen, [OPERATOR INSTRUCTIONS]. Our first question comes from the line of Michael Bilerman from Citi Please go ahead.

Michael Bilerman - Citigroup — Analyst

Good afternoon. Irwin Guzman is here with me as well. Denny you talked about the board reaffirming the dividend and keeping it $1.84 and having that covered by AFFO . We’ve seen other companies that even are below pay out but have taken the opportunity to reduce that dividend to maintain that and to raise liquidity and I’m just curious to how as you’ve laid out your capital plan, obviously the total dividend is close to $300 million annual sort of commitment a year, how you thought about and how the board has thought about using that liquidity potentially for a quarter or two to get even

Denny Oklak - Duke Realty Corp — CEO

Sure, Michael. Again, I think as we’ve laid out in my comments and the schedule that we’ve posted on the website, it shows that we’re really in good shape clearly for the next 12 months and we really think closer to 24 months with the low level of maturities in 2010, so we understand and we’re having the same issues as everybody else, accessing capital but we’re very comfortable with the position that we’re in and you mention that we have $300 million of dividends which is true and actually if you look at our preferred dividends our numbers higher than that, but you got to combine those two and look at the REIT distribution requirements.

While we would anticipate this year we’re going to be slightly over the minimum REIT distribution requirements, we still have to make sure that we obviously meet those distribution requirements so the truth is we do not have say $300 plus million of availability on the dividend. It’s much less than that. So right now, we’ve looked at all those things. We’ve looked at our funding requirements. We’ve looked at our opportunities that we have available to us and the state of our business, if you will, and looking at our base core operations with our rental properties and we feel very comfortable with where we are today. So that was — those factors entered our decision.

Michael Bilerman - Citigroup — Analyst

And Denny, do your comments about stopping new development commitments, does that apply to build to suit business as well? Should we assume that you’ll be turning away some of that business?

Denny Oklak - Duke Realty Corp — CEO

Well, we’ll monitor each of those closely but I will tell you today, it’s a little hard to even justify some of the build to suit business that’s out there when you look at the returns that are being generated, when you look at our cost of capital and where our common stock and preferred stock, are trading at today, so I can’t — I won’t say that there’s — that we’ll turn away everything that we see. I think there will be some opportunities with current very good customers on the build to suit side and also on the healthcare side which are essentially build to suit projects that we will decide to pursue, but we’re going to evaluate even each one of those build to suit opportunities very closely in the near term here.

Michael Bilerman - Citigroup — Analyst

And just one other question. You mentioned that all of the joint venture development commitments are fully funded by sort of off balance sheet construction facilities. Do any of those credit lines mature in the next two years?

Denny Oklak - Duke Realty Corp — CEO

All maturities on any of the joint venture are included in the numbers that I gave you, the $33 million in 2009 and the $150 million in 2010.

Michael Bilerman - Citigroup — Analyst

You don’t have to put any new equity into the joint ventures to fund development, they all have enough construction capacity to complete the $190 million left to fund?

Denny Oklak - Duke Realty Corp — CEO

That’s correct.

Michael Bilerman - Citigroup — Analyst

And then last question on the line of credit. Is there any condition to that being extended? I know you’re well within your covenants that you list in your SOP but I just didn’t know based on your rating or any other thing that could trip that up from being extended?

Denny Oklak - Duke Realty Corp — CEO

No. There’s no other conditions. That’s our option.

Michael Bilerman - Citigroup — Analyst

Thank you very much.

Denny Oklak - Duke Realty Corp — CEO

Thank you.

Operator

Thank you. We have a question from the line of Sloan Bohlen from Goldman Sachs. Please go ahead.

Sloan Bohlen - Goldman Sachs — Analyst

Good afternoon guys. Jay is on as well. Denny, you kind of alluded to it but could you talk a little bit about the decision to acquire the assets in Savannah versus retaining cash or buying back stock or preferred?

Denny Oklak - Duke Realty Corp — CEO

Sure. As you know when we entered Savannah almost three years ago now, we acquired a portfolio from a local developer there and that developer really is our partner in Savannah if you will. He had some additional land that he could do additional development on and our agreement at the time of the closing of the first acquisition was that we would have an option to acquire any future properties that he developed there at a discount to whatever the then current market value was upon completion. And so he’s developed out substantially all that 400 acres now and there’s two properties that we acquired this quarter and two more that are 100% leased that would be scheduled for acquisition mid next year, and so we have elected for two reasons, one to honor our commitment and our partnership, if you will, with our partner down in Savannah to go ahead and acquire those properties and number two, we feel very very confident about the long term opportunities at the Port of Savannah. We’re getting into those properties at a very low basis, so those are the kind of decisions that you have to look at and make in these kind of markets and we’re very comfortable with going ahead and completing those acquisitions.

Sloan Bohlen - Goldman Sachs — Analyst

Okay. And then kind of along the same lines for the assets that you sold, the $71 million, could you give us an idea on cap rate for those and were those all in Cincinnati?

Denny Oklak - Duke Realty Corp — CEO

No, those were not in Cincinnati. We had a build to suit down at the Dallas airport which was on an airport ground lease that we closed on this quarter. There was a build to suit in our national group that we did down in, it’s outside of Memphis for GE Aviation was the distribution center and then there was one medical office building over in Ohio that we were originally going to own and lease but the hospital came to us and wanted to acquire it, so those were the three basic buildings outside of the venture we closed this quarter on the held for sale. The cap rate on those was the average cap rate was roughly 7.5 to 7.75 on those three. We also closed just a couple small held for rental properties, older properties quite honestly, one in Columbus and one in Atlanta and those were in the low to mid 8s cap rate range.

Sloan Bohlen - Goldman Sachs — Analyst

Okay. Thank you very much.

Denny Oklak - Duke Realty Corp — CEO

Sure.

Operator

Thank you. Our next question comes from the line of Lou Taylor from Deutsche Bank. Please go ahead.

Lou Taylor - Deutsche Bank — Analyst

Thanks. Denny, Bob, can you just comment a little bit on the build to suit pipeline for 09? ‘ You’ve got some five or six projects in there. Can the CD fund acquire any of those and which one of those are not eligible for the CD fund?

Denny Oklak - Duke Realty Corp — CEO

Bob, do you want to take that? I’ll start.

Bob Chapman - Duke Realty Corp — COO

Go ahead. I’m looking for that.

Denny Oklak - Duke Realty Corp — CEO

Randy just handed me the schedule.

Bob Chapman - Duke Realty Corp — COO

I don’t have the schedule.

Denny Oklak - Duke Realty Corp — CEO

Yeah, Lou, there’s nothing right now that is specifically identified as additional for the CBRT fund other than the two that we’re going to close in the fourth quarter this year. But I can tell you that we are having some discussions on other projects in that pipeline that CBRT may be interested in acquiring because they continue to have success in raising capital under their forum, and as you might — we might point out is they aren’t just an industrial joint venture — an industrial take out REIT if you will. They own multiple product types.

Our deal with CBRT right now is on the industrial build to suit but they did acquire one office building, build to suit office building from us in the third quarter. That’s a building we built for Verizon on a long term lease down in Nashville and it was just completed. It actually during the third quarter and they acquired that, so there may be some opportunity to close a few more of those properties in there into the joint venture, but again there’s nothing scheduled.

Lou Taylor - Deutsche Bank — Analyst

Okay, and second question just pertains to G & A, Denny, given the attrition that’s occurred throughout the year, is the third quarter G & A run rate a good run rate for going into ‘09 or do you think it will be a little lower than that?

Denny Oklak - Duke Realty Corp — CEO

Well, as you know, Lou, based on our development volume and certain other factors that goes up and down a little bit from quarter to quarter, when I look at the third quarter of this year at about $10.5 million, a little bit lower than the first quarter, a little bit higher in the second quarter, again, we’re really going to look hard at our 2009 numbers over the next couple months but I would say just right now that that was probably a pretty good run rate going into 2009. This year, I believe our guidance was in the $36-$38 million range for G & A. It’s probably going to be a little bit higher than that with a little bit of slowdown in construction volume so around the $40 million range. At this point in time I’d say that’s a pretty good run rate for next year. Okay, thank you.

Operator

Our next question will come from the line of Chris Haley from the Phillies Please go ahead.

Denny Oklak - Duke Realty Corp — CEO

From the Phillies. Congratulations. (laughter)

Chris Haley - Wachovia — Analyst

Um, Hey, —

Denny Oklak - Duke Realty Corp — CEO

Now you can’t even get the nerve to ask a question now can you?

Chris Haley - Wachovia — Analyst

Yeah, well, I guess the one question looking into 2009 over the next 12 to 18 months, knowing what we’ve gone through over the last 12 months and comparing it to past cycles, could you give us a range what you guys are thinking at in terms of occupancy risk on the operating portfolio and maybe some of your core metrics, can you frame what you guys are thinking about over the next 12 to 18 months?

Denny Oklak - Duke Realty Corp — CEO

Yeah, I’ll start and then Bob can add his perspective, Chris. You know, it’s hard to imagine anything but flat at best going into 2009 I would think. Just looking at the cycle now the good news as I’ve mentioned on the call we got really pretty low lease expirations over the next 15 months if you count the fourth quarter so I think we’re in good shape and are stabilized occupancy at 93.8% so that’s pretty good shape. We are making progress as Bob mentioned. His top priority and the guys out in the field, it’s still in that space on the recently completed and a couple of the underdevelopment projects and we’re making progress there.

Again, those are some of the best buildings in the market. They’re brand new, so they are attracting tenants but again, it’s just when you look at past cycles, our business usually lags and so far, even through the first half of this year, our leasing activity was still pretty solid, slowed down a little bit in the third quarter, it’s hard for us to imagine that the economic activity isn’t going to continue to slow in the fourth quarter and maybe at least into the first quarter, and that means our activity will, I believe, continue to slow somewhat until the economy starts to very slowly recover hopefully some time mid to late 2009. And then I think shortly after the economy starts to recover, our occupancy should start to tick up. But we’re doing a lot of things to hopefully do better than even or slightly up over the next six or nine months but it’s hard to paint a picture that we’re going to have a tremendous amount of activity in the next few months.

Bob Chapman - Duke Realty Corp — COO

Yeah, I’d just add that I think, Chris, as you and I have talked, rents and concessions are going to be under pressure the next 12 to 18 months and our leasing people — they’ve been told to treat every major deal or any deal for that matter like it’s the last one that they’re going to see for that space in awhile and particularly in markets that have been hard hit by the housing overbuilding in Florida and Arizona. But that said, on the industrial side, there’s very little overbuilding on the industrial side and we’re seeing a lot of clients come to us and say, well can we renew short-term and we say yes, short-term but there will be no CapEx, so we’re seeing a lot of that sort of banter out in the marketplace right now.

Chris Haley - Wachovia — Analyst

Thank you for that. Just to clarify in terms of the fourth quarter number, you mentioned the reduced fee and land sale contributions just to be clear, the DC, DOD project, that is not in the ‘08 numbers?

Denny Oklak - Duke Realty Corp — CEO

We do have a little bit of it in the fourth quarter numbers with an anticipated closing but not much because number one, we don’t know for sure that it’s going to close yet because we don’t even have the final signed contract. We have no reason to believe as of today with obviously the announcements that the Army has made and our dealings with them that this won’t close but as Bob mentioned in his comments, even the way the accounting rules work on this, even the gain on the land gets recognized really over the construction term, so the construction will sort of start very late this year and then continue all the way through September of 2011, so there will be some fees recognized and I think if you look at that less some other adjustments we made and the service operations, there’s not a significant net positive in the fourth quarter.

Chris Haley - Wachovia — Analyst

Thank you.

Operator

Next we’ll go to the line of Michael Knott from Green Street Advisors. Please go ahead.

Michael Knott - Green St. Advisors — Analyst

Hi, Denny and Bob. My first question is on the capital plan you outlined. What about 2011? It could be the case where you guys have, if you extend the credit facility, you could have $1.5 billion, $1.6 billion of debt maturity in 2011. How are you thinking about the road map for that year?

Denny Oklak - Duke Realty Corp — CEO

Well, I guess I’d say a couple things. Again, first of all, I know it may not seem like it but 2011 is quite a long ways from now. That’s two plus years and we are looking at those maturities, a couple things I’d say first of all, on the line of credit, we will be having continuing discussions with our line of credit banks on opportunities to adjust that or extend that over for some time period later than January of 2011 and we’ll look at opportunities to do that based on what the banks are able and willing to do, so I think that’s one thing that we’ll continue to monitor here very closely. The other thing I would point out is that in 2011, a lot of those maturities are very late in the year in November, $575 million is really our convertible offering that we did back in ‘06, so we’re also looking at opportunities to pre-fund those advantageously if anything makes sense for us, so we’re already thinking about 2011 but hopefully for all of us that there’s some more liquidity in the capital markets at least between now and 2011.

Michael Knott - Green St. Advisors — Analyst

And then the build for sale projects that are already in service looks like about $565 million?

Denny Oklak - Duke Realty Corp — CEO

Yes.

Michael Knott - Green St. Advisors — Analyst

Can you just give a little color on what the thought is there? The yield is 8.2 so if cap rates happen to move up above that type of level would you consider reclassifying these as wholly owned or how are you thinking about this batch of properties and when the expected sales will take place?

Denny Oklak - Duke Realty Corp — CEO

Well, we’re moving these sort of one at a time. We moved a few more than that into the CBRT joint venture this year and particularly in this quarter. There are some that are being marketed. We do anticipate probably a couple closings before year-end. There’s a couple projects in there that for various reasons we couldn’t sell until mid ‘09 or later, so we’ll continue to monitor those and see what the market is like at that point in time. It’s possible that there’s a project or two in here that we would consider just holding longer term and moving it into our held for rental portfolio, but I don’t think it’s real likely. I think just the disposition period is going to be drawn out longer.

You know the good news on this portfolio though, Michael, it is 84% leased and while in today’s world obviously the 8.2% return is not what we would like to see. It still is an 8.2% return and it’s not a terrible return when you look it back over the past 12 months and I think in a lot of these, we also — our 8.2% return that we report is also a stabilized return so going forward, that yield will increase as we have rental increases built into the leases in a number of these projects, so we’re not really concerned about it. These are projects that generally speaking that or not projects for strategic reasons but we want to hold long term but we have no issues with holding them and we’ll just move them as we can.

Michael Knott - Green St. Advisors — Analyst

Okay, thank you.

Operator

Thank you. We’ll go to the line of Jamie Feldman from UBS.

Jamie Feldman - UBS — Analyst

Thank you very much. I was hoping you could talk a little bit about the resilience of lack of resilience of the healthcare side of the business in this environment. How are your discussions with those potential tenants versus your office and industrial client base?

Denny Oklak - Duke Realty Corp — CEO

Bob, do you want to take that one?

Bob Chapman - Duke Realty Corp — COO

Well, you have to remember, Jamie, the way we define our business is we’re on campus, we’re on the hospital campuses with medical office buildings or in the case of a building in Dallas, an admin building that are largely occupied by doctors or the hospitals and at this point in the cycle that business seems very strong and really we haven’t seen any pushback at all on rents and it seems to be good velocity on the leasing side. So we’re very, compared to the bread and butter say suburban office building the way we define it, it’s a lot stronger now.

Jamie Feldman - UBS — Analyst

I guess I’m thinking in terms of potential new development, and then also just how are they, what is their capital position and access to capital look like versus more traditional businesses?

Denny Oklak - Duke Realty Corp — CEO

Yeah, on the development pipeline, I would say that our folks have a good solid backlog of future projects but I would also say that these projects even in all normal times take a long time to get from the drawing board to get to the shovel in the ground, and so right now, they’re working on a number of projects but not a whole lot of them that are eminent in the next three to five months I would say, so as Bob said, these are hospital campuses and we’re really focusing right now too. on the major healthcare systems that we do a lot of business with. Ascension and Baylor are included in that — is probably our primary focuses right now, and so I think there will be some starts.

All those hospital systems are generally very highly rated and in very good financial shape and I’m talking in the AA kind of range, and they are still moving forward but I would say just slightly more cautiously. The only thing we’ve seen is maybe one or two projects out of maybe a dozen that they’re working on today say that we’re not going to put this in this year’s budget. We’re going to move it to next year’s and that’s really the only slowdown we’ve seen in that area.

Jamie Feldman - UBS — Analyst

Okay, and then last and final question, can you tell us maybe what you think your capital cost would be today if you were to try either for mortgage level debt or what maybe bankers are telling you in the unsecured market?

Denny Oklak - Duke Realty Corp — CEO

Yeah, I can give you an idea and Howard, feel free to jump in and correct me if I’m wrong, but today, I’ll say one thing and point out that we did close that mortgage loan in the joint venture, a secured loan at about 50% loan to value. We closed it right at the end of September at a 5.58% interest rate, five year interest only, and that loan was really negotiated I would say mid to late August. Now, the world has changed since mid to late August so we’re not sitting here saying that we think our cost of capital unsecured loans are 5.58% but we do think there are some secured loans available out there. We would guess today that on secured loans we’re probably in the 6.5 to 7.5% range on a secured loan.

Today, still the unsecured market is primarily shut or virtually shut or totally shut, however you want to look at it, and as you know, we were able to get into that market back in May and do pretty well on a five year, 6.25% deal. Today it’s almost hard to even get spreads quoted but I would say today on a 10 year kind of debt, you’re at 600 basis point spread, 500, 600, 650, maybe even more than that on a 10 year loan, so you’re seeing, Jamie, in the markets corporate users coming out and very highly rated corporate users and they’ve got significant spreads right now. So you can see some of the few transactions that were closed. I think IBM did one and Caterpillar did one over the last few weeks and the spreads on those, we’ve looked at and those are pretty significant. So today, clearly, with the cost of capital on the debt side as high as it’s been for really a long, long time.

Howard Feinsand - Duke Realty, Corp — EVP, General Counsel

The only thing I’d like to add Denny is we did reset and extend one secured loan in the mid sixes for five years. So it’s not impossible to get secured debt at a reasonable level.

Jamie Feldman - UBS — Analyst

Okay, thank you very much.

Operator

Our next question is from the line of Mitch Germain from Banc of America. Please go ahead.

Mitch Germain - Banc of America — Analyst

Hi, Denny. Most of my questions have been answered. Just in terms of the fee revenue, I don’t know if you had mentioned this already. Is 3Q a good proxy on a forward basis for current run rate?

Denny Oklak - Duke Realty Corp — CEO

No. I would say that it is down. One of the things that — there’s two things I’d point out if you look at the third quarter, I think. One is on the service revenue, we have some adjustments that we had to make to one construction contract. We had a subcontractor on a third party construction job not do his job and we had to fix it and so it cost us some money on that job so our fees were down from what we really anticipated. This was an industrial building down in Nashville and it related to the site work, so I would tell you that the September number is low.

I would also tell you that going forward you’re going to see that number be somewhat higher as affected by this BRAC project. Since we don’t have the final contract and know the terms yet, we can’t really tell you exactly what the effect of that is going to be going forward, but it’s going to be on the positive side, if you will. And then the other thing I’d point out that I didn’t mention in the prepared remarks, we have something and you can see this if you go to our FFO component summary on Page 15 of our supplemental, we have something that we call contract development and what that is are costs we incur on projects that ultimately don’t go forward. So if we sort of abandon the project and write-off some costs we’ve incurred associated with that, it goes under this contract development line and as you can see this year is really trending somewhat higher than it ever has in the past, and that’s just an indication, if you will, of the current environment.

There’s been a few projects that we just in light of the current environment, we’ve moved down the road on and then we just decided not to go any further in light of the current environment. We had a retail project like that over in Columbus, in the second quarter and then in the third quarter we also had an industrial land potential acquisition that we decided to not pursue and we wrote off some costs associated with that, and that was a fairly, most of those costs in the third quarter were related to one project.

Mitch Germain - Banc of America — Analyst

All right, thanks Denny.

Operator

Thank you. We have a question from the line of [Dave Abuchon from Baird]. Please go ahead.

Denny Oklak - Duke Realty Corp — CEO

Dave?

Dave Abuchon - Baird — Analyst

I’m here.

Denny Oklak - Duke Realty Corp — CEO

Okay.

Dave Abuchon - Baird — Analyst

Denny, you mentioned a backlog in the third party business. What’s your comfort level there that those projects continue to get financed?

Denny Oklak - Duke Realty Corp — CEO

Well, most significant piece of that backlog by far is this Washington D.C. BRAC project and that one is hopefully fully funded by the good faith and credit of our Federal Government, so we feel pretty good about that one. I will tell you that on some other third party contracts, we’re also seeing issues with those, as you might imagine. We have at least one opportunity that I can think of, one up in Chicago where we had a customer who was going to buy some land from us and have us build them an office building. They backed out of the contract, — or I shouldn’t say that. They put the contract on hold. They still at this point in time, it’s their intent to relook at this project some time in early ‘09 but they were very concerned about the financing market also, but I will say in all the projects that we have currently in the pipeline, they’re really all fully funded already.

Those projects are sort of pay when paid. They’re monthly progress pay so we do the work, they pay us and then we pay the subs, so we’re really never out any money on those, just a fee based, lower margin, obviously than our development but a lot less risk, so those, the ones we have in process now are all taken care of, and I mentioned that our rent receivables are at historic lows. So are our construction receivables. All of the third party construction we’ve got in process now , we had almost nothing that was in the past due column at September that hadn’t already been collected even

Dave Abuchon - Baird — Analyst

Okay and so as that project balance kind of winds down in reflection to slower economy, do you anticipate the BRAC project to make up the majority of the balance, the majority of the vacuum?

Denny Oklak - Duke Realty Corp — CEO

Yeah, we do, really. We do.

Dave Abuchon - Baird — Analyst

And can you, so lead files are down. Is that just a function of the people that are not moving and they’re staying in place?

Denny Oklak - Duke Realty Corp — CEO

Bob, why don’t you give him your sense on lease buyouts?

Bob Chapman - Duke Realty Corp — COO

Yeah, usually, Dave, in this kind of downturn we see a lot more lease buyouts and I don’t know if it’s — whether people have, they haven’t fully recognized what they need to do in the employment side and downsize their spaces, but we, in some cases, are very proactive and actually when we see people vacate spaces we go to them and see if there’s some way for us to do something. We just haven’t had that many vacancies and spaces and so it’s a little bit surprising to us at this point and we’re really not — if you look at our tenant base, in terms of the financial services, being mostly suburban office buildings we don’t have the big exposure to the investment banks and commercial banks, I think that explains it a little bit too. So and I think and if we do start to see lease buyouts come at us, I think we’ll be very cautious on those for the next 18 to 24 months.

Dave Abuchon - Baird — Analyst

Okay, thanks.

Operator

Thank you. We have a follow-up question from the line of Michael Bilerman. Please go ahead.

Michael Bilerman - Citigroup — Analyst

Yeah, thank you. On the healthcare side, how much healthcare has already been delivered that are sort of within the company that you hold? It’s not that much, right?

Denny Oklak - Duke Realty Corp — CEO

No. We’re going to begin breaking those out probably first quarter next year or maybe the next quarter. We didn’t break them out this quarter, but in service, we’ve got somewhere between 400 and $600 million of projects in service. Under development now we’ve got probably 300 — 250 to $300 million of healthcare projects under development right now and so we will — it’s getting to be a bigger part of our business now and so we’re going to start breaking those out in our occupancy numbers in all of our geographic concentration, those kind of things as we move forward.

Michael Bilerman - Citigroup — Analyst

And you talked a little bit about potentially sourcing joint venture capital, this has been a business that you thought about fully owning and potentially doing a joint venture over time. Can you tell us sort of whereas you think about your capital sources and specifically on the healthcare given that you said you have 4 or $500 million on the books and another 2 or $300 million under development whether this may make sense to — and whether there’s appetite out there for a JV type on the healthcare side.

Denny Oklak - Duke Realty Corp — CEO

Well, I would say there’s definitely an appetite, especially as you know, these are mainly all medical office buildings on hospital campuses as Bob said, so medical offices a very popular product type going forward and so I think there is an opportunity to do that. We probably will look at potential JV opportunities on a couple specific healthcare projects that we’re working on for a couple reasons and if we get those, we’ll explain that to you. Right now, Bob and some other folks are working on a lot of different joint venture projects and we think we’ve got some other opportunities already including opportunities in the held for sale pipeline that we have right now. We’ve talked about doing an office build to suit joint venture similar to what we did on the industrial side. That one is in process but early in the stage. So I think ultimately, we really like the healthcare product type and it would be something we would like to own on balance sheet but if the situation arises and it makes sense for us, I think clearly that’s another source of capital that we have of looking at a joint venture on the healthcare.

Michael Bilerman - Citigroup — Analyst

Can you just remind us on the CBRT joint venture how much more capacity there is there and then how much product you currently have already either under development or in service to be able to contribute to that venture?

Denny Oklak - Duke Realty Corp — CEO

Sure. Ultimately, the goal was over a three year period for this to be in the 6 to $800 million range. Right now, with everything they’ve acquired to date we’re at about $300 million. You’ve got another $50 million or so coming up in the fourth quarter roughly and so that’s $350 million so we’ve got another 4 to $500 million of capacity in that venture. As I mentioned their fund raising is going well and I think there’s going to be plenty of continued opportunities. Right now, we don’t other than the two closing in the third and fourth quarter we don’t have any specific projects identified to go in there but there are some other projects in our pipeline that we may have discussions with them on.

Michael Bilerman - Citigroup — Analyst

Okay, and then just on the service income, those contracts, the development costs you were referring to, is that rolling into your other operating expenses or that’s rolling into the service operating expenses? The contract development cost.

Denny Oklak - Duke Realty Corp — CEO

Oh, the contract development costs. Other operating expenses of the income statement.

Michael Bilerman - Citigroup — Analyst

And then what was causing then that service where you had to take over I guess the subcontractor, how big of a hit was that in terms of the service operation?

Denny Oklak - Duke Realty Corp — CEO

This was, excuse me, a specific project out of Nashville was actually a pretty sizeable hit for us. We had a little bit in the second quarter and a little bit in the third quarter. I think the total was in the 6-$7 million range. Unfortunately.

Michael Bilerman - Citigroup — Analyst

And you’ve excluded that from Page 15 in the service operations net?

Denny Oklak - Duke Realty Corp — CEO

No. That’s charged against the service operations. So ex that, that would have been $10 million? I think part of that 6-7 million was absorbed in the second quarter and unfortunately, we had to absorb some more in the third quarter.

Michael Bilerman - Citigroup — Analyst

Okay. Thank you.

Operator

Thank you. And there are no further questions at this time.

Shona Bedwewll - Duke Realty Corp — Manager, IR

Thank you all for joining our call. If you want to look at your calendars going ahead our fourth quarter call is tentatively set for Thursday, January 29. Thanks and have a nice day.

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